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Dataram Contact:                        Investor Contact:
Mark Maddocks, Chief Financial Officer  Tim Curtiss, Wall Street Investor
                                        Relations Corp.
609-799-0071                            216/831-6532
info@dataram.com                        tcurtiss@WallStreetIR.com


              DATARAM SIGNS Wall Street Investor Relations Corp.

PRINCETON, NJ, March 1, 2000 - Dataram Corporation (NASDAQ: DRAM) announced
today the signing of Wall Street Investor Relations Corporation (WSIR).   WSIR
is a rapidly growing consulting firm that develops programs to help
corporations maximize shareholder value.    Robert Tarantino, Chairman and
Chief Executive Officer of Dataram, said, "We believe our stock is significantly undervalued. On behalf of our shareholders, we must address this issue. Wall Street Investor Relations, a firm comprised of brokerage industry professionals, has a reputation of working effectively with companies to improve and maintain appropriate trading levels. Our recent listing on NASDAQ and stock split were steps in our campaign to maximize shareholder value and liquidity in our shares."

"We need to build investor awareness of Dataram's story and its attractive position", said Tim Curtiss, Managing Director of WSIR. "Dataram has achieved high sales and earnings growth and has significant potential. This is a well-managed company with high returns, increasing market share, and an expanding list of high-growth customers. These characteristics are attractive to investors who seek growth at a reasonable price. We intend to communicate this investment theme to selected mutual and hedge funds, other institutional investors, and brokerage sales forces as a part of our effort to increase ownership."

Dataram Corporation is a leading provider of gigabyte memory upgrades for network servers and workstations. The company specializes in the manufacture of large-capacity memory boards for Compaq/Digital, Dell, Hewlett-Packard, IBM, Intel, Silicon Graphics and Sun Microsystems computers.


Information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems for workstations and servers, increased competition in the memory systems industry, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov